As filed with the Securities and Exchange Commission on May 16, 2023

Registration No. 333-195980

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333- 195980

UNDER THE SECURITIES ACT OF 1933

WASTE MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	73-1309529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 Capitol Street, Suite 3000

Houston, Texas 77002

(713) 512-6200

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

WASTE MANAGEMENT, INC. 2014 STOCK INCENTIVE PLAN

WASTE MANAGEMENT, INC. 2023 STOCK INCENTIVE PLAN

(Full titles of the Plans)

Charles C. Boettcher, Chief Legal Officer

Waste Management, Inc.

800 Capitol Street, Suite 3000

Houston, Texas 77002

(713) 512-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Waste Management Inc., a Delaware corporation (the “Registrant”), previously filed its Registration Statement on Form S-8 (File No. 333-195980) with the Securities and Exchange Commission (the “Commission”) on May 15, 2014 (the “Prior Registration Statement”) with respect to 24,942,050 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Registrant’s 2014 Stock Incentive Plan (the “2014 Plan”).

On May 9, 2023 (the “Approval Date”), the Registrant’s stockholders approved the Registrant’s 2023 Stock Incentive Plan (the “2023 Plan”) and, in connection therewith, no further awards will be granted under the 2014 Plan. Pursuant to the terms of the 2023 Plan, 15,160,725 shares of Common Stock that were available for issuance pursuant to future grants of awards under the 2014 Plan and any shares of Common Stock that were subject to outstanding awards under the 2014 Plan as of the Approval Date that subsequently cease to be subject to such awards as a result of the forfeiture, cancellation or termination of such awards will become available for issuance under the 2023 Plan (the “Rollover Shares”).

The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the 2023 Plan (as such shares would no longer be issuable under the 2014 Plan). For avoidance of doubt, the Registrant is not registering any additional shares of Common Stock that were not previously approved by the Registrant’s stockholders as of the Approval Date and as such no filing fee is required for this Post-Effective Amendment.

Part I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2023 Plan, and have been delivered to the participants in the 2014 Plan, as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Registrant with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof, except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 7, 2023;
b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the Commission on April 27, 2023;
c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 6, 2023, February 13, 2023, March 10, 2023 and May 10, 2023 (excluding Items 2.02 and 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and
d)	The Registrant’s description of Common Stock, incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Courtney Tippy will issue an opinion regarding the validity of the Registrant’s Common Stock offered hereby. Ms. Tippy is the Registrant’s Vice President and Corporate Secretary. Ms. Tippy currently owns less than .01% of the Registrant’s outstanding Common Stock and is eligible to participate in the 2014 Plan and the 2023 Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s Certificate of Incorporation and By-laws require that it provide indemnification to the maximum extent permitted from time to time under DCGL, and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Registrant or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the Registrant is not required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification is not be exclusive of other indemnification rights arising under any By-laws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Additionally, the Registrant has direct contractual obligations to provide indemnification to each of the members of its Board of Directors and each of its executive officers. These agreements provide directors and executive officers with the same indemnification by the Registrant as described above and assure directors and executive officers that indemnification will continue to be provided despite future changes in the By-laws of the Registrant.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides that no director will be liable to the Registrant or its stockholders for any breach of fiduciary duty, except as limited under DGCL.

The Registrant’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities and against which the Registrant may not indemnify them.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1 —	Third Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2 —	Amended and Restated By-laws of Waste Management, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed November 10, 2022).

4.3 —	Waste Management, Inc. 2014 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed May 15, 2014).

4.4 —	Waste Management, Inc. 2023 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed May 10, 2023).

5.1 —	Opinion of Courtney Tippy.

5.2 —	Opinion of Courtney Tippy (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed on May 15, 2014).

23.1 —	Consent of Ernst & Young LLP.

23.2 —	Consent of Courtney Tippy (included as part of the opinion filed as Exhibit 5.1)

24.1 —	Power of Attorney (included as part of the signature page to this Registration Statement).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 16th day of May, 2023.

WASTE MANAGEMENT, INC.

By:	/s/ James C. Fish, Jr.
James C. Fish, Jr.
President, Chief Executive Officer and Director

Each person whose signature appears below appoints James C. Fish, Jr., Devina A. Rankin and Chuck C. Boettcher, and each of them severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, to sign a Registration Statement on Form S-8 and any and all amendments to the Registration Statement and all documents or instruments necessary to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 16th day of May, 2023.

Signature	Title

/s/ James C. Fish, Jr.	President, Chief Executive Officer and Director
James C. Fish, Jr.	(Principal Executive Officer)

/s/ Devina A. Rankin	Executive Vice President and Chief Financial
Devina A. Rankin	Officer (Principal Financial Officer)

/s/ John Carroll	Vice President and Chief Accounting Officer
John Carroll	(Principal Accounting Officer)

/s/ Bruce E. Chinn	Director
Bruce E. Chinn

/s/ Andrés R. Gluski	Director
Andrés R. Gluski

/s/ Victoria M. Holt	Director
Victoria M. Holt

/s/ Kathleen M. Mazzarella	Chairman of the Board and Director
Kathleen M. Mazzarella

/s/ Sean E. Menke	Director
Sean E. Menke

/s/ William B. Plummer	Director
William B. Plummer

/s/ John C. Pope	Director
John C. Pope

/s/ Maryrose T. Sylvester	Director
Maryrose T. Sylvester